Exhibit 5.1

May 9, 2023

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Ladies and Gentlemen:

I am Senior Vice President, Senior Deputy General Counsel and Assistant Secretary of Comcast Corporation, a Pennsylvania corporation (the “Company”), and have acted for the Company in connection with the issuance by the Company, pursuant to the Underwriting Agreement dated May 1, 2023 (the “Underwriting Agreement”) among the Company, the Guarantors (as defined below) and the several underwriters named therein (the “Underwriters”), of $1,000,000,000 aggregate principal amount of its 4.550% Notes due 2029, $1,000,000,000 aggregate principal amount of its 4.800% Notes due 2033, $1,600,000,000 aggregate principal amount of its 5.350% Notes due 2053 and $1,400,000,000 aggregate principal amount of its 5.500% Notes due 2064 (collectively, the “Notes”). The Notes are to be issued pursuant to the provisions of the Indenture dated as of September 18, 2013 (the “Base Indenture”), as amended by the First Supplemental Indenture thereto dated as of November 17, 2015 (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated as of July 29, 2022 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), each by and among the Company, the guarantors named therein (the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”). The Notes are to be guaranteed on an unsecured and unsubordinated basis by the Guarantors.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, I am of the opinion that:

1.                  The Indenture has been duly authorized, executed and delivered by the Company.

2.                  The Notes have been duly authorized by the Company.

Comcast Corporation	May 9, 2023

I am a member of the Bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Company’s registration statement on Form S-3 filed on July 29, 2022, as amended as of the date of the Underwriting Agreement (File No. 333-266390). In addition, I consent to the reference to my name under the caption “Legal Matters” in the prospectus supplement, which is a part of the registration statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

By:	/s/ Elizabeth Wideman
	Name:	Elizabeth Wideman
	Title:	Senior Vice President, Senior Deputy General Counsel and Assistant Secretary